Exhibit 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

                  We hereby consent to the incorporation of our report dated May 28, 1998 regarding the audited balance sheets as of December 31, 1997 and 1996 and the unaudited balance sheet as of December 31, 1995 and the related audited statements of income and comprehensive income, changes in stockholders' equity and cash flows and supplemental schedules for the two years ended December 31, 1997 and the related unaudited statement of income and comprehensive income, changes in stockholders' equity and cash flow and supplemental schedules for the year ended December 31, 1995 of Intelligent Communications, Inc., a Delaware Corporation, in the Current Report on Form 8-K (filed February 24, 1999) of SoftNet Systems, Inc., a New York Corporation.


Walnut Creek, California
February 26, 1999

                                          /s/ Blanding, Boyer, & Rockwell, LLP